  Exhibit 99.1

RumbleOn Announces Closing of $15 Million Senior Secured Credit Facility With Hercules Capital, Inc.

CHARLOTTE, N.C., April 30, 2018 (GLOBE NEWSWIRE) -- RumbleOn, Inc. (NASDAQ:RMBL), a disruptive e-commerce platform facilitating, in one online location, the ability of consumers and dealers to buy, sell, trade, and finance pre-owned vehicles with an emphasis on motorcycles and other powersports, today announced it has entered into a $15 million Senior Secured Credit Facility with Hercules Capital, Inc. (“Hercules”), a leader in customized debt financing for companies in technology and life sciences related markets.   Under the terms of the facility, $5.0 million will be funded at closing with the balance available in two additional tranches over the term of the facility, subject to certain operating targets. The facility has an initial 36-month maturity and initial 10.5% interest rate. Pursuant to the loan agreement, RumbleOn issued to Hercules at closing a warrant to purchase 81,818 shares of RumbleOn Class B common stock at an exercise price of $5.50 per share.

Marshall Chesrown, Chief Executive Officer of RumbleOn stated, “We are excited to be working with Hercules, a leader in the industry with a long history of supporting innovative technology companies. We are pleased that we were able to work together to design a flexible credit facility structured to handle our growth capital needs for the foreseeable future. This financing underscores   confidence that both RumbleOn and Hercules have in our business plan and provides RumbleOn additional flexibility to fund our accelerated growth while creating the most trusted brand and efficient online marketplace in the powersports market.”

About RumbleOn, Inc.
RumbleOn, Inc. (NASDAQ:RMBL) operates a capital light disruptive e-commerce platform facilitating the ability of both consumers and dealers to Buy-Sell-Trade-Finance pre-owned vehicles in one online location. RumbleOn’s goal is to transform the way pre-owned vehicles are bought and sold by providing users with the most efficient, timely and transparent transaction experience. RumbleOn’s initial focus is the market for vin specific pre-owned vehicles with an emphasis on motorcycles and other powersports. Serving both consumers and dealers, through its 100% online marketplace platform, RumbleOn makes cash offers for the purchase of pre-owned vehicles. In addition, RumbleOn offers a large inventory of pre-owned vehicles for sale along with third-party financing and associated products.   For additional information, please visit RumbleOn’s website at www.RumbleOn.com.  Also visit the Company on Facebook, LinkedIn, Twitter, Instagram, YouTube and Pinterest.

About Hercules Capital, Inc.
Hercules Capital, Inc. (NYSE:HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $7.3 billion to over 410 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.

Forward Looking Statement
This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipate,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.   Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Megan Crudele (Investors)
ICR
RumbleOn@icrinc.com
646-277-1200
Source: RumbleOn, Inc.